Exhibit 99.1

Janus Investment Fund

		Lipper Rankings Based
		on Total Returns as of 3/31/05
		1-Year		3-Year		5-Year		10-Year
		Percentile	Rank /	Percentile	Rank /	Percentile	Rank /	Percentile	Rank /
	Lipper Category	Rank (%)	Total Funds	Rank (%)	Total Funds	Rank (%)	Total Funds	Rank (%)	Total Funds
Growth Funds

Janus Enterprise Fund	Mid-Cap Growth Funds	12	59 / 530	8	33 / 426	92	264 / 288	59	65 / 110

Janus Fund	Large-Cap Growth Funds	14	86 / 652	42	226 / 547	64	270 / 426	38	52 / 138

Janus Mercury Fund	Large-Cap Growth Funds	18	114 / 652	13	66 / 547	82	347 / 426	3	4 / 138

Janus Olympus Fund	Multi-Cap Growth Funds	41	177 / 432	74	271 / 368	73	179 / 245	—	—

Janus Orion Fund	Multi-Cap Growth Funds	9	36 / 432	13	47 / 368	—	—	—	—

Janus Twenty Fund(1)	Large-Cap Growth Funds	2	10 / 652	3	11 / 547	79	334 / 426	1	1 / 138

Janus Venture Fund(1)	Small-Cap Growth Funds	16	77 / 512	13	54 / 427	71	224 / 316	37	31 / 83

Core Funds

Janus Balanced Fund	Balanced Funds	40	235 / 594	49	216 / 446	63	229 / 364	8	12 / 166

Janus Core Equity Fund	Large-Cap Core Funds	4	35 / 908	15	109 / 774	30	176 / 596	—	—

Janus Growth and Income Fund	Large-Cap Core Funds	8	71 / 908	21	156 / 774	65	386 / 596	3	5 / 229

Janus Risk-Managed Stock Fund	Multi-Cap Core Funds	4	24 / 728	—	—	—	—	—	—

Janus Contrarian Fund	Multi-Cap Core Funds	3	15 / 728	4	20 / 523	20	70 / 360	—	—

Income Funds

Janus Federal Tax-Exempt Fund	General Muni Debt Funds	92	261 / 284	75	194 / 261	89	203 / 228	76	109 / 144

Janus Flexible Bond Fund(2)	Intermediate Inv Grade Debt Funds	74	340 / 459	14	51 / 389	63	168 / 267	8	10 / 136

Janus High-Yield Fund	High Current Yield Funds	56	230 / 415	82	287 / 350	38	108 / 284	—	—

Janus Short-Term Bond Fund	Short Investment Grade Debt Funds	42	85 / 206	45	62 / 139	57	60 / 105	32	18 / 56

International/Global Funds

Janus Global Life Sciences Fund	Health/Biotechnology Funds	24	43 / 179	41	63 / 155	88	67 / 76	—	—

Janus Global Opportunities Fund	Global Funds	48	149 / 315	32	82 / 259	—	—	—	—

Janus Global Technology Fund	Science & Technology Funds	53	156 / 294	59	162 / 276	58	82 / 141	—	—

Janus Overseas Fund	International Funds	91	765 / 845	67	472 / 708	83	425 / 512	5	8 / 171

Janus Worldwide Fund	Global Funds	95	298 / 315	99	255 / 259	92	176 / 192	33	20 / 61

Value Funds

Janus Mid Cap Value Fund - Inv(3)	Mid-Cap Value Funds	56	126 / 228	42	73 / 177	26	26 / 100	—	—

Janus Small Cap Value Fund - Inv.(1,3)	Small-Cap Core Funds	52	293 / 572	72	337 / 472	18	57 / 323	—	—

	Percent of JIF Funds per Lipper Quartile based on Total Returns
	1-Year	3-Year	5-Year	10-Year

1st Quartile	47.9%	40.9%	10.0%	50.0%

2nd Quartile	17.4	27.3	15.0	33.4

3rd Quartile	21.7	22.7	40.0	8.3

4th Quartile	13.0	9.1	35.0	8.3

Lipper Inc. – A Reuters Company, is a nationally recognized organization that ranks the performance of mutual funds within a universe of funds that have similar investment objectives. Rankings are historical with capital gains and dividends reinvested.

1.	Closed to new investors.

2.	Effective 02/25/05, Sharon Pichler is no longer the portfolio manager of Janus Federal Tax-Exempt Fund, and Doug Nelson is now the Fund manager.

3.	Effective February 28, 2005, Janus Flexible Income Fund changed its name to Janus Flexible Bond Fund and added to its investment policy to state that at least 80% of its net assets (plus borrowings for investment purposes) will be invested in bonds.

4.	Rating is for the investor share class only; other classes may have different performance characteristics.